Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-206926) on Form S-8 of Charlie’s Holdings, Inc. of our report dated April 14, 2020, relating to the consolidated financial statements of Charlie’s Holdings, Inc., appearing in this Annual Report on Form 10-K of Charlie’s Holdings, Inc. for the year ended December 31, 2019.

/s/ Squar Milner LLP

Irvine, California
April 14, 2020